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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           Trident Microsystems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  895919-10-8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Not applicable.
--------------------------------------------------------------------------------
                   (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)

[ ]      Rule 13d-1(c)

[X]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO.  895919-10-8                13G                      PAGE 2 OF 6 PAGES
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----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Frank C. Lin
            ###-##-####

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY


----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
----------- --------------------------------------------------------------------
                          5      SOLE VOTING POWER

      NUMBER OF                    1,773,263
                       --------- -----------------------------------------------
       SHARES             6      SHARED VOTING POWER
    BENEFICIALLY
        OWNED                      40,456
                       --------- -----------------------------------------------
       BY EACH            7      SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                      1,773,263
                       --------- -----------------------------------------------
        WITH              8      SHARED DISPOSITIVE POWER

                                   40,456
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,813,719
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
            [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            13.72%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON *

            IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



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CUSIP NO.  895919-10-8                13G                      PAGE 3 OF 6 PAGES
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ITEM 1.

        (a)    Name of Issuer:

               Trident Microsystems, Inc.

        (b)    Address of Issuer's Principal Executive Offices:

               189 North Bernardo Avenue
               Mountain View, CA  94043-5203

ITEM 2.

        (a)    Name of Person Filing:

               Frank C. Lin

        (b)    Address of Principal Business Office or, if none, Residence:

               189 North Bernardo Avenue
               Mountain View, CA  94043-5203

        (c)    Citizenship:

               United States of America

        (d)    Title of Class of Securities:

               Common Stock

        (e)    CUSIP Number:

               895919-10-8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or Dealer registered under section 15 of the Act

        (b) [ ] Bank as defined in section 3(a)(6) of the Act

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940

        (e) [ ] Investment adviser in accordance with
                SECTION 240.13d-1(b)(1)(ii)(E)



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CUSIP NO.  895919-10-8                13G                      PAGE 4 OF 6 PAGES
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        (f) [ ] An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F)

        (g) [ ] Parent Holding Company, in accordance with
                Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h) [ ] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

        (i) [ ] Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

        (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP

        (a)    Amount Beneficially Owned:

               1,813,719

        (b)    Percent of Class:

               13.72% based on 12,998,203 shares of the Issuer's Common Stock outstanding on December 31, 1998, plus the 220,000 shares of the Issuer's Common Stock underlying options held by Mr. Lin exercisable within sixty (60) days of December 31, 1998 that are deemed to be outstanding for purposes of calculating beneficial ownership.

        (c)    Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:  1,773,263

               (ii)   shared power to vote or to direct the vote:  40,456

               (iii)  sole power to dispose or to direct the disposition of:
                      1,773,263

               (iv)   shared power to dispose or to direct the disposition of:
                      40,456


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.



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CUSIP NO.  895919-10-8                13G                      PAGE 5 OF 6 PAGES
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ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF THE GROUP

               Not applicable.

ITEM 10.       CERTIFICATION

               Not applicable.



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CUSIP NO.  895919-10-8                13G                      PAGE 6 OF 6 PAGES
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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1999


                                           /s/ Frank C. Lin
                                           -------------------------------------
                                           Frank C. Lin



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